UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Osteotech, Inc.

(Name of Registrant as Specified In Its Charter)

N/A

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On November 4, 2010, Osteotech, Inc. issued the following news release.

Contacts
FOR IMMEDIATE RELEASE	Company:	Mark H. Burroughs (732) 542-2800
	Investors:	Jennifer Beugelmans
(646) 596-7473
	Media:	Dan Budwick
(973) 271-6085
November 4, 2010
OSTEOTECH REPORTS THIRD QUARTER 2010 FINANCIAL RESULTS
Acquisition by Medtronic Scheduled for Approval by Stockholders at Special Meeting on November 9th
Osteotech, Inc. (NASDAQ: OSTE), a leader in the emerging field of biologic products for regenerative healing, today reported financial results for the third quarter ended September 30, 2010.
“During the third quarter, we focused a significant amount of our internal resources on activities associated with our merger with Medtronic, Inc., which we continue to believe is in the best interest of our stockholders, and a good path forward for our organization and products,” said Sam Owusu-Akyaw, President and Chief Executive Officer of Osteotech. “We believe we remain on track to finalize the transaction during the fourth quarter of 2010 and, as previously announced, intend to hold our special meeting of stockholders to approve the transaction on November 9, 2010. The third quarter 2010 financial results reflect increased costs and expenses associated with our strategic alternatives process and the merger.”
Financial Results
Revenue for the three months ended September 30, 2010 was $23.1 million, including $3.0 million from the company’s new products (primarily MagniFuse® Bone Graft and Plexur M® Innovative Grafting) compared with $23.0 million for the three months ended September 30, 2009. Client services and private label revenue was $1.2 million in the third quarter of 2010 compared with $0.8 million during the same period of 2009. Excluding client services and private label revenue, third quarter 2010 revenue was $21.9 million compared with $22.2 million in the third quarter of 2009.
Revenue for the first nine months ended September 30, 2010 was $69.6 million compared with revenue of $70.4 million for the nine-month period ended September 30, 2009. Excluding client services and private label revenue, revenue for the first nine months of 2010 was $66.7 million compared with $65.5 million in the first nine months of 2009. Client services and private label revenue declined, as expected, by $2.0 million year-over-year during the first nine months of 2010.

Net loss for the third quarter ended September 30, 2010 was $2.5 million, or $0.14 per share, compared with a net loss of $1.9 million, or $0.11 per share, for the third quarter of 2009. Net loss for the nine months ended September 30, 2010 was $3.9 million, or $0.22 per share, compared with $4.9 million, or $0.27 per share, for the nine-month period ended September 30, 2009.
About Osteotech
Osteotech, Inc., headquartered in Eatontown, New Jersey, is a global leader in providing biologic solutions for regenerative medicine to support surgeons and their patients in the repair of the musculoskeletal system through the development of innovative therapy-driven products that alleviate pain, promote biologic healing and restore function. For further information regarding Osteotech, please go to Osteotech’s website at www.osteotech.com.
Additional Information about the Proposed Transaction and Where You Can Find It
Osteotech has filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and other relevant materials in connection with the proposed acquisition of Osteotech by Medtronic. The definitive proxy statement has been mailed to Osteotech stockholders. Before making any voting or investment decisions with respect to the transaction, investors and security holders of Osteotech are urged to read the proxy statement and the other relevant materials because they contain important information about the transaction, Osteotech and Medtronic. Investors and security holders may obtain free copies of these documents and other documents filed with the SEC at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by accessing Osteotech’s website at www.osteotech.com or by writing to Osteotech’s Assistant Secretary at 51 James Way, Eatontown, New Jersey, 07724.
Information Regarding Participants
Osteotech, Medtronic and their respective directors, executive officers, certain other members of management and certain employees may be soliciting proxies from Osteotech stockholders in favor of the merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the Osteotech stockholders in connection with the proposed merger is set forth in the proxy statement as filed with the SEC. You can find information about Medtronic’s executive officers and directors in its definitive proxy statement filed with the SEC on July 16, 2010. You can obtain a free copy of this document at the SEC’s website at www.sec.gov or by accessing Medtronic’s website at www.medtronic.com and clicking on the investors link. You can find information about Osteotech’s executive officers and directors in its definitive proxy statement filed with the SEC August 3, 2010. You can obtain a free copy of this document at the SEC’s website at www.sec.gov or by accessing Osteotech’s website at www.osteotech.com or by writing Osteotech at 51 James Way, Eatontown, New Jersey, 07724.
Safe Harbor
Certain statements made throughout this press release that are not historical facts are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995) regarding the Company’s future plans, objectives and expected performance. Any such forward-looking statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks and uncertainties (including but not limited to the risk that the acquisition of Osteotech by Medtronic may not close due either to litigation filed by certain stockholders seeking to enjoin the merger or to a failure by the Company to satisfy certain closing conditions such as obtaining certain regulatory approvals of the propose acquisition and the approval of the transaction by Osteotech’s stockholders) and, therefore, there can be no assurance that actual results may not differ materially from those expressed or implied by such forward-looking statements. Other factors that could cause actual results to differ materially include, but are not limited to, the Company’s ability to develop and introduce new products, differences in anticipated and actual product and service introduction dates, the ultimate success of those products in the marketplace, the continued acceptance and growth of current products and services, the impact of competitive products and services, the availability of sufficient quantities of suitable donated tissue and the success of cost control and margin improvement efforts. For a more detailed discussion of certain of these factors, see the Company’s periodic reports filed with the Securities and Exchange Commission from time to time, including the latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. All information in this press release is as of November 4, 2010 and the Company does not intend to update this information.

OSTEOTECH, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share data)
(unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2010	2009	2010	2009
Revenue	$23,104	$22,961	$69,628	$70,363
Cost of revenue	11,521	12,502	35,000	36,406

Gross profit	11,583	10,459	34,628	33,957

Marketing, selling and general and administrative expenses	13,096	10,648	34,189	33,034
Research and development expenses	920	1,544	3,179	5,195

	14,016	12,192	37,368	38,229

Operating loss	(2,433)	(1,733)	(2,740)	(4,272)

Other income (expense):
Interest expense, net	(310)	(354)	(965)	(1,063)
Other	136	58	(198)	106

	(174)	(296)	(1,163)	(957)

Loss before income taxes	(2,607)	(2,029)	(3,903)	(5,229)

Income tax provision (benefit)	(150)	(122)	22	(322)

Net loss	$(2,457)	$(1,907)	$(3,925)	$(4,907)

Loss per share:
Basic	$(0.14)	$(0.11)	$(0.22)	$(0.27)
Diluted	$(0.14)	$(0.11)	$(0.22)	$(0.27)
Shares used in computing loss per share:
Basic	18,182,443	18,120,350	18,134,819	17,925,718
Diluted	18,182,443	18,120,350	18,134,819	17,925,718
CONSOLIDATED SEGMENT REVENUE DETAIL
(dollars in thousands)
(unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2010	2009	2010	2009
		(restated)		(restated)
DBM	$13,241	$14,611	$40,502	$43,445
Hybrid/Synthetic	3,353	894	8,588	2,289
Traditional Tissue	4,972	5,101	14,975	15,821
Spinal Allografts	1,384	1,966	4,969	5,708
Other	154	389	594	3,100

Total	$23,104	$22,961	$69,628	$70,363

-more-

OSTEOTECH, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)
(unaudited)

	September 30,	December 31,
	2010	2009
Assets
Cash and cash equivalents	$13,777	$10,708
Accounts receivable, net	15,815	16,165
Deferred processing costs	31,715	38,562
Inventories	1,602	1,819
Prepaid expenses and other current assets	2,998	3,247

Total current assets	65,907	70,501
Property, plant and equipment, net	25,637	29,575
Other assets	17,752	16,861

	$109,296	$116,937

Liabilities and Stockholders’ Equity

Accounts payable and accrued liabilities	$12,454	$16,206
Current maturities of capital lease obligation	1,074	994

Total current liabilities	13,528	17,200
Capital lease obligation	11,365	12,181
Other liabilities	7,006	7,270

Total liabilities	31,899	36,651
Stockholders’ equity	77,397	80,286

	$109,296	$116,937

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